AVATAR REPORTS YEAR END EARNINGS FOR 2002

Dallas, Texas
June 9, 2003

Avatar (NASD OTCBB:AVSY), the petroleum industry's leading provider of integrated software solutions, announced today a 9.9% decrease in gross revenue for 2002, compared with the same time period for 2001. Revenue fell from $2,391,295 in 2001 to $2,152,389 in 2002.

Chuck Shreve, President of Avatar Systems, noted that the drop in revenue was largely due to a decrease in software sales, which was off 59%. "Avatar started pre-selling its Petroware2000 product in 1998 to be delivered in 2000 and 2001," he said. "We had a large amount of deferred revenue from software sales reported in the years 2000 and 2001." According to Shreve, early sales of Petroware2000 also impacted the decrease in professional service revenue, which fell by 44.6% compared to 2001.

Net income was up 175%, reported at $132,289 for 2002, compared to $48,090 for 2001. Shreve attributed the increase to a reduction in operating expenses of 32.5% from the prior year. "In light of the faltering economy and in anticipation of lower sales, we implemented a number of cost-cutting measures to reduce the general and administrative expenses for the year," he said.

Maintenance revenue for 2002 fell by only 4.8% from the previous year, and hardware sales increased 283.5% over 2001, due to a large sale of approximately $500,000 in 2002.

"We expect an increase in revenues for 2003," said Shreve. "All the deferred revenue from software sales has been recognized, so revenues should be back on track to grow as projected."

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware TM products, approximately 40 customers utilizing the Company's Avatar400TM IBM AS400 product and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000TM, which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"TM product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

CONTACT: Avatar Systems, Inc.
Chuck Shreve, 972/720-1800
cshreve@avatarsystems.net